Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Christina W. Hagan
Chief Accounting Officer
(800) 332-9766
www.dawson3d.com

Dawson Geophysical to Present at the Raymond James 36th Annual Institutional Investors Conference

MIDLAND, Texas, February 25, 2015/PRNewswire-FirstCall/—Stephen Jumper, President and Chief Executive Officer of Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”), is scheduled to present at the 36th Annual Institutional Investors Conference hosted by Raymond James on Monday, March 2, in Orlando, Florida, beginning at 9:50 a.m. Eastern Time. A live webcast of Mr. Jumper’s presentation can be accessed at http://www.dawson3d.com and will be archived on the Company’s web site for 30 days. The live presentation will also be available and archived for seven days at http://wsw.com/webcast/rj95/dwsn/.  A copy of the presentation materials may be accessed at www.dawson3d.com by clicking on the Investor Relations link or by contacting the Company’s executive offices at 1-800-332-9766.

About Dawson Geophysical Company

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services with operations throughout the continental United States and Canada.  Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include but are not limited to the volatility of oil and natural gas prices; dependence upon energy industry spending; industry competition; reduced utilization; delays, reductions or cancellations of service contracts; high fixed costs of operations and high capital requirements; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; disruptions in the global economy; whether the Company enters into turnkey or dayrate contracts; crew productivity; the limited number of clients; credit risk related to clients; and the availability of capital resources.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Form 10-K for the fiscal year ended September 30, 2014 filed by Dawson Operating Company (formerly known as Dawson Geophysical Company) on December 15, 2014  and in the Registration Statement on Form S-4 filed by the Company (formerly known as TGC Industries, Inc.) on November 6, 2014. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.